SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): AUGUST 2, 2005

THE ARISTOTLE CORPORATION

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE	0-14669	06-1165854
(STATE OR OTHER JURISDICTION	(COMMISSION FILE	(I.R.S. EMPLOYER
OF INCORPORATION)	NUMBER)	IDENTIFICATION NO.)

96 CUMMINGS POINT ROAD, STAMFORD, CONNECTICUT

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

06902

(ZIP CODE)

(203) 358-8000

(REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

Page 1 of 2 Pages

Page 2 of 2 Pages

Item 2.02 Results of Operations and Financial Condition.

    On August 2, 2005, The Aristotle Corporation issued a press release announcing financial results for the quarter and the six months ended June 30, 2005, a copy of which is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

  Exhibits

Exhibit 99.1 - Press release of The Aristotle Corporation, dated August 2, 2005.

    The information in this Form 8-K and the Exhibit attached hereto shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, unless expressly set forth by specific reference in such filing.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ARISTOTLE CORPORATION
(Registrant)

By: /s/ H. William Smith

Name: H. William Smith
Title: Vice President, General Counsel
and Secretary

Date: August 2, 2005

EXHIBITS

Exhibit 99.1 Press release issued August 2, 2005.

Exhibit 99.1

For Immediate Release News Release

Contacts:

Bill Smith or Dean Johnson

The Aristotle Corporation

Phone: (203) 358-8000 or (920) 563-2446

Fax: (203) 358-0179 or (920) 563-0234

wsmith@ihc-geneve.com

int@enasco.com

The Aristotle Corporation Announces

2005 Second Quarter and First Six Months Results

    Stamford, CT, August 2, 2005 - The Aristotle Corporation (NASDAQ: ARTL; ARTLP) announced today its results of operations for the second quarter and six months ended June 30, 2005.

    For the three months ended June 30, 2005, net sales increased 12.5% to $50.2 million from $44.6 million in the second quarter of 2004. Earnings before income taxes increased 27.2% to $7.8 million from $6.1 million in the 2004 second quarter, and net earnings increased 27.6% to $4.8 million compared to $3.8 million in the 2004 quarter. Net earnings applicable to common stockholders in the second quarter of 2005 was $2.6 million, or $.15 per diluted common share. In the 2004 second quarter, net earnings applicable to common stockholders was $1.6 million, or $.09 per diluted common share. Net earnings applicable to common stockholders in both the 2005 and 2004 periods include the accretion of $2.2 million relating to the dividends on Aristotle's Series I and Series J preferred stocks.

    For the six months ended June 30, 2005, net sales increased 9.9% to $91.9 million from $83.6 million in the first six months of 2004. Earnings before income taxes for year-to-date 2005 increased 17.2% to $13.0 million from $11.1 million in 2004, and net earnings increased 17.3% to $8.0 million from $6.8 million. Net earnings applicable to common stockholders for year-to-date 2005 was $3.7 million, or $.21 per diluted common share, compared to $2.5 million or $.14 per diluted common share for year-to-date 2004. Net earnings applicable to common stockholders in both the 2005 and 2004 periods includes the accretion of $4.3 million relating to Aristotle's preferred stock dividends.

    The reported net earnings are shown after deduction for Federal, state and foreign income tax provisions. The utilization of the Company's Federal net operating tax loss carryforwards ("NOL's") resulted in the reporting of approximately $2.2 million and $1.8 million in income tax provisions in the 2005 and 2004 second quarters, respectively, for the reduction in their previously recorded deferred tax asset. For the year-to-date periods of 2005 and 2004, respectively, $3.8 million and $3.3 million of the reported tax provisions relate to NOL utilization. The NOL utilization for the reported quarters and year-to-date periods substantially eliminated Aristotle's current Federal tax liability and allowed Aristotle to retain for other business purposes the cash that would have been used for tax payments. Except for Federal alternative minimum tax obligations arising from limitations on the NOL's in future years, Aristotle anticipates that the utilization of available NOL's will offset its Federal taxable income through 2006. At June 30, 2005, the Condensed Consolidated Balance Sheet contains a net deferred tax asset of $16.6 million, of which $13.0 million relates to the NOL's.

    Steven B. Lapin, Aristotle's President and Chief Operating Officer, stated, "I am pleased to report 2005 second quarter earnings of $.15 per diluted common share, which were driven primarily by increased revenues. While the results of acquisitions completed in the third quarter of 2004 certainly contributed, your Company's organic revenue growth was an impressive 9.2%."

    Mr. Lapin added, "We are particularly encouraged to see that revenue improvement was significantly achieved in the Educational segment throughout the first six months of 2005. Restrictions in state education funding over the past several years significantly hampered Aristotle's sales growth; your Company used that time wisely, however, to concentrate on increasing its comprehensive product offerings and customer service levels. Now that monies appear to be moving once again into school budgets, Aristotle is reaping the benefits of its employees' diligent efforts. At the same time, business in your Company's health training sector continues to thrive, and its Commercial segment remains on steady ground."

    Dean T. Johnson, Aristotle's Chief Financial Officer, noted, "The revenue growth has yielded an increase in 2005 second quarter EBITDA of nearly 25% to $8.5 million. For the first six months of this year, EBITDA has increased 14.4% to $14.4 million from 2004. Throughout your Company, management continually demonstrates prudent control of operating costs, limiting the increase in selling and administrative expenses to 7.2% and 7.4% in the 2005 second quarter and first six months as compared to the prior year periods, respectively, versus substantially higher revenue growth."

    Mr. Johnson continued, "Primarily as a result of earnings and related benefit of the NOL utilization, the Company generated cash from operations of $8.1 million in the second quarter of 2005, compared to $5.9 million in the same period last year. With the revenue growth realized in the second quarter, trade accounts receivable are $2.2 million greater at June 30, 2005 than one year ago. As these receivables are collected in the normal course of business in the third quarter, cash provided by operations for the remaining portion of 2005 should exceed 2004 levels. The $3.0 million increase in inventory compared to levels at June 30, 2004 is attributed to approximately $1.4 million of additional inventory to service the business from the CPR Prompt and Ginsberg Scientific acquisitions completed in the third quarter of 2004, with the remaining inventory growth related to accelerated purchasing efforts to stock favorably priced inventory for the anticipated 2005 summer peak season."

    In providing EBITDA information, Aristotle offers a non-GAAP financial measure to complement its condensed consolidated financial statements presented in accordance with GAAP. This non-GAAP financial measure is intended to supplement the reader's overall understanding of Aristotle's current financial performance. However, this non-GAAP financial measure is not intended to supercede or replace Aristotle's GAAP results. A reconciliation of the non-GAAP results to the GAAP results is provided in the "Reconciliation of GAAP Net Earnings to EBITDA" schedule below. EBITDA is defined as earnings before interest expense, other income and expense, income taxes, depreciation and amortization.

About Aristotle

    The Aristotle Corporation, founded in 1986, and headquartered in Stamford, CT, is a leading manufacturer and global distributor of educational, health, medical technology and agricultural products. A selection of over 80,000 items is offered, primarily through more than 45 separate catalogs carrying the brand of Nasco (founded in 1941), as well as those bearing the brands of Life/Form®, Whirl-Pak®, Simulaids, Triarco, Spectrum Educational Supplies, Hubbard Scientific, Scott Resources, Haan Crafts, To-Sew, CPR Prompt®, Ginsberg Scientific and Summit Learning. Products include educational materials and supplies for substantially all K-12 curricula, molded plastics, biological materials, medical simulators and items for the agricultural, senior care and food industries. Aristotle has approximately 800 employees at its operations in Fort Atkinson, WI, Modesto, CA, Fort Collins, CO, Plymouth, MN, Woodstock, NY, Chippewa Falls, WI, Otterbein, IN and Newmarket, Ontario, Canada.

    There are approximately 17.2 million shares outstanding of Aristotle common stock (NASDAQ: ARTL) and approximately 1.1 million shares outstanding of 11%, cumulative, convertible, voting, Series I preferred stock (NASDAQ: ARTLP); there are also approximately 11.0 million privately-held shares outstanding of 12%, cumulative, non-convertible, non-voting shares of Series J preferred stock. Aristotle has about 4,000 stockholders of record.

    Further information about Aristotle can be obtained on its website, at www.aristotlecorp.net.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

    To the extent that any of the statements contained in this release are forward-looking, such statements are based on current expectations that involve a number of uncertainties and risks that could cause actual results to differ materially from those projected or suggested in such forward-looking statements. Aristotle cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: (i) the ability of Aristotle to obtain financing and additional capital to fund its business strategy on acceptable terms, if at all; (ii) the ability of Aristotle on a timely basis to find, prudently negotiate and consummate additional acquisitions; (iii) the ability of Aristotle to manage any to-be acquired businesses; (iv) there is not an active trading market for the Company's securities and the stock prices thereof are highly volatile, due in part to the relatively small percentage of the Company's securities which is not held by the Company's majority stockholder and members of the Company's Board of Directors and/or management; (v) the ability of Aristotle to retain and utilize its Federal net operating tax loss carryforward position; and (vi) other factors identified in Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations, "Forward-Looking Statements," contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2004. As a result, Aristotle's future development efforts involve a high degree of risk. For further information, please see Aristotle's filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K.

THE ARISTOTLE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Net sales	$50,185	44,612	91,933	83,632
Cost of sales	30,938	27,781	56,623	51,612
Gross profit	19,247	16,831	35,310	32,020

Selling and administrative expense	11,155	10,409	21,788	20,285
Earnings from operations	8,092	6,422	13,522	11,735

Other expense (income):
Interest expense	362	289	653	602
Interest income	(12)	(1)	(12)	(1)
Other, net	(73)	(8)	(143)	22
	277	280	498	623
Earnings before income taxes	7,815	6,142	13,024	11,112

Income taxes:
Current	757	578	1,222	1,034
Deferred	2,263	1,806	3,819	3,275
	3,020	2,384	5,041	4,309
Net earnings	4,795	3,758	7,983	6,803

Preferred dividends	2,158	2,158	4,316	4,321
Net earnings applicable to common stockholders	$2,637	1,600	3,667	2,482

Earnings per common share:
Basic	$.15	.09	.21	.15
Diluted	$.15	.09	.21	.14

Weighted average common shares outstanding:
Basic	17,154,032	17,111,607	17,149,538	17,105,304
Diluted	17,394,146	17,289,123	17,399,309	17,284,349

RECONCILIATION OF GAAP NET EARNINGS TO EBITDA

(in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Net earnings	$4,795	3,758	7,983	6,803
Add:
Income taxes	3,020	2,384	5,041	4,309
Interest expense	362	289	653	602
Other expense (income)	(85)	(9)	(155)	21
Depreciation and amortization	461	444	890	860
EBITDA	$8,553	6,866	14,412	12,595

THE ARISTOTLE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

Assets	June 30, 2005	December 31, 2004	June 30, 2004
	(unaudited)		(unaudited)
Current assets:
Cash and cash equivalents Investments	$2,169 5,919	2,143 4,058	4,477 -
Accounts receivable, net	19,857	12,592	17,651
Inventories	39,281	33,356	36,241
Prepaid expenses and other	4,231	6,665	3,889
Refundable income taxes	-	49	-
Deferred income taxes	9,825	9,825	8,184
Total current assets	81,282	68,688	70,442

Property, plant and equipment, net	18,343	17,405	17,065

Goodwill	13,634	13,707	11,393
Deferred income taxes	6,793	10,594	11,806
Other assets	439	511	409
Total assets	$120,491	110,905	111,115

Liabilities and Stockholders' Equity
Current liabilities:
Current installments of long-term debt	$115	114	3,548
Trade accounts payable	11,015	7,192	11,048
Accrued expenses	5,736	5,833	5,067
Accrued dividends payable	2,158	2,158	2,158
Income taxes	124	-	16
Total current liabilities	19,148	15,297	21,837

Long-term debt, less current installments	26,855	24,948	26,799

Stockholders' equity:
Preferred stock, Series I	6,580	6,580	6,580
Preferred stock, Series J	65,760	65,760	65,760
Common stock	172	171	171
Additional paid-in capital	2,655	2,310	1,184
Accumulated deficit	(664)	(4,331)	(10,775)
Accumulated other comprehensive earnings (loss)	(15)	170	(441)
Total stockholders' equity	74,488	70,660	62,479
Total liabilities and stockholders' equity	$120,491	110,905	111,115